Exhibit 99.1

March 29, 2005

Tetra Tech to Report Second Quarter Loss

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK) announced today that it expects to report a loss in its second fiscal quarter ending April 3, 2005 in excess of $50 million.  This loss tends to be concentrated in a few business units performing construction-related activities.  The loss will primarily reflect operating losses in connection with the Company’s major wireless and certain other contracts, and costs to further downsize its communications businesses and consolidate its civil infrastructure group.  In addition, management now believes that the goodwill of the Company’s infrastructure segment may be impaired, as explained below.

The Company has decided to strategically downsize its wireless communications business to lessen its exposure to this volatile industry.  Recent experiences with cost escalation and differences in contract interpretations, comparatively low margins and substantial working capital requirements led to this decision.  The Company is presently finalizing an arrangement with its major wireless customer to return substantially all remaining work in California, which represents approximately half of the total remaining workload.  As a result, the Company will take a substantial charge in the second quarter.

In addition, management has undertaken an analysis of its recent operating results and future business opportunities in its civil infrastructure and wired communications businesses.  These reviews identified additional contract losses as a result of execution inefficiencies and the need for overall cost reduction.  As a result, the Company will take a substantial charge in the second quarter.  The Company now anticipates that to a lesser extent, the restructuring of these businesses will continue through the end of fiscal 2005.  Further, the Company experienced higher administrative costs and poor contract execution related to construction management in one resource management unit.

Management believes that, given the on-going business environment and continuing restructuring efforts, the goodwill of the Company’s infrastructure segment may be impaired.  Should this occur, the Company will report a non-cash impairment charge in the second quarter in addition to the operating loss.

Overall, however, the majority of the Company’s business remains solid.  The Company’s focus on cash flow has successfully improved cash from operations this quarter, and is now expected to exceed expectations.

Following the conclusion of the second quarter, the Company will finalize its results and issue an earnings release on April 27, 2005.  Management will hold a webcast for investors on April 28, 2005 to discuss the results and provide an outlook on the second half of the fiscal year.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management, infrastructure and communications.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT:  Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements.  Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; the impact of downturns in the financial markets and reductions in government budgets; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; failure to properly manage projects; acquisition strategy risks; management of growth strategy; use of the percentage-of-completion method of accounting; adverse resolution of an IRS examination; loss of key personnel or the inability to attract and retain qualified personnel; implementation of the enterprise resource planning system; international operations risks; credit risks associated with commercial clients; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the inability to accurately estimate contract risks, revenue and costs; backlog cancellation and adjustments; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontractors; changes in existing environmental laws, regulations or programs; competition; restrictive covenants in debt agreements; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; changes in accounting for equity-related compensation; expenses associated with corporate governance; and disruption of operations due to computer viruses or terrorism.  Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change.  Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year.  Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.